UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2015

American Realty Capital Global Trust II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196549	35-2506937
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

The description of the acquisition of the Property (as defined below) set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

The description of the Loan Agreement (as defined below) contained in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety

Item 2.01.      Completion of Acquisition or Disposition of Assets.

On December 15, 2015, American Realty Capital Global Trust II, Inc. (the “Company”), through a wholly-owned subsidiary of its operating partnership, acquired the fee simple interest in two distribution buildings and an office headquarters located in Glasgow, Scotland, United Kingdom (the “Property”) from Futurestate Limited (the “Seller”) at a contract purchase price of £56.2 million ($84.8 million based upon an exchange rate of £1.00 to $1.51, as of the date of acquisition), exclusive of closing costs.

The Property contains approximately 873,119 rentable square feet, and is 100% leased to William Collins Sons & Company Limited (the “Tenant”). The lease commenced in August 1990, has a 35-year term and expires in August 2025 with no extension or break lease options and is guaranteed on a joint and several basis by Harper Collins Publishers Limited (“Harper Collins”), the parent of the Tenant, and News Corp UK & Ireland Limited (formerly known as News International PLC) (together with Harper Collins, the “Guarantors”).

The Property serves as the distribution and office headquarters for Harper Collins books in the U.K. The Guarantors are subsidiaries of News Corporation Limited., one of the world’s largest media and information services companies.

None of the Seller, the Guarantors or the Tenant have a material relationship with the Company, the Advisor or the Company’s operating partnership, sponsor or any of their respective affiliates.

The Company funded the acquisition of the Property with (i) available cash on hand from the Company’s initial public offering and (ii) a mortgage loan and a mezzanine loan, in an aggregate amount of £56.6 million ($85.5 million based upon an exchange rate of £1.00 to $1.51, as of the date of acquisition), as described in Item 2.03 of this Current Report on Form 8-K. The excess funding was utilized on the payment of closing costs.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 15, 2015, in connection with the purchase of the Property, the Company, through a wholly owned subsidiary of its operating partnership, entered into a mortgage debt agreement (the “Loan Agreement”) with Lloyds Bank PLC (the “Lender”) in the aggregate amount of £28.1 million ($42.4 million based upon an exchange rate of £1.00 to $1.51, as of the date of acquisition) (the “Mortgage Loan”). The Mortgage Loan provides for quarterly interest payments with all principal outstanding due on October 15, 2019, with an option to extend until October 15, 2020. The Mortgage Loan bears an interest rate of 2.0% plus 3-month LIBOR per annum, which has been fixed to 1.35% through an interest rate swap for a total interest rate of 3.35%. The Mortgage Loan may be prepaid at any time, in whole or in part, with breakage costs, if applicable. In the event of a default, the Lender has the right to terminate its obligations under the Loan Agreement and to accelerate the payment on any unpaid principal amount of the Mortgage Loan. The description of the Loan Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Loan Agreement. The Company will file the Loan Agreement with the Securities and Exchange Commission as an exhibit to its next Annual Report on Form 10-K.

Also, on December 10, 2015, in connection with the purchase of the Property the Company drew £28.5 million ($43.2 million based upon an exchange rate of £1.00 to $1.52, as of December 10, 2015) from its mezzanine loan (the “Mezzanine Loan”). The Company’s assumption of the Mezzanine Loan was disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. The Mezzanine Loan bears an interest rate of 8.25%, payable quarterly, and has a maturity date of August 13, 2017.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2015, the Company’s board of directors appointed Scott J. Bowman, the Company’s chief executive officer, as president of the Company. Mr. Bowman will continue to serve as chief executive officer of the Company. There are no related party transactions involving Mr. Bowman that are reportable under Item 404(a) of Regulation S-K except as described in the Company’s annual proxy statement filed with the U.S. Securities and Exchange Commission on April 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

Date: December 18, 2015	By:	/s/ Scott J. Bowman
		Name:	Scott J. Bowman
		Title:	Chief Executive Officer and President